Mail Stop 3561
      August 9, 2005

Daniel M. Fasano, President
ONTV, Inc.
2444 Innovation Way, Bldg. 10
Rochester, NY 14624

Re:	ONTV, Inc.
Amendment No. 3 to Preliminary Proxy Statement on Schedule 14A
Filed August 4, 2005
File No. 0-29249

Dear Mr. Fasano:

      We have completed our review of your preliminary proxy statement on Schedule 14A and have no further comments at this time.


Sincerely,



H. Christopher Owings
      Assistant Director




cc. William T. Hart, Esq.
Hart & Trinen LLP
	Fax:  (303) 839-5414



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Daniel M. Fasano
ONTV, Inc.
August 5, 2005
Page 1